Exhibit 1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTONOMY CORPORATION PLC,

VIOLET MERGER SUB, INC.

AND

VIRAGE, INC.

July 9, 2003

i

(continued)

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2003, by and among AUTONOMY CORPORATION PLC, a corporation formed under the laws of England and Wales (“Parent”), VIOLET MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and VIRAGE, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of and otherwise to support this Agreement and the transactions contemplated hereby; and

WHEREAS, Section 8.3 of this Agreement contains certain definitions and a list of references to defined terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2    Closing.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market Street,

San Francisco, California 94105 at 10:00 a.m., Pacific time, on a date to be specified by the Parties to this Agreement, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 6 or such other date and time as mutually agreed to by the Parties (the “Closing Date”).

(b)    At the Closing, the Company shall have delivered or caused to be delivered to Parent and Merger Sub, in each case in form and substance acceptable to Parent:

(i)    a true and correct copy of the Certificate of Merger, duly executed by the Company;

(ii)    a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of each appropriate Secretary of State or other officer certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions constituting the Board Approval and the Stockholder Approval and (D) incumbency matters;

(iii)    a resignation letter of each of the directors of the Company, resigning solely in their capacity as directors of the Company, each dated effective as of the Closing; and

(iv)    such other documents as Parent or its counsel may reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Company shall file with the Delaware Secretary of State the certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Certificate of Incorporation and By-laws.

(a)    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit B hereto.

(b)    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the By-laws shall be amended to reflect that the name of the Surviving Corporation shall be “Virage, Inc.”

1.6    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a)    Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is directly owned by the Company (as treasury stock) or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)    Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $1.10 per share, in cash (the “Merger Consideration”). The phrase “Total Merger Consideration” as used in this Agreement shall be equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time by (ii) the Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s Merger Consideration. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholders Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”), or, pursuant to Section 1301 of California Law, if applicable (“Section 1301”), and complies in all respects with the provisions of Section 262, or, Section 1301, if applicable, and (iii) has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL, or, California Law, if applicable, as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262, or, Section 1301, if applicable. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262, or, Section 1301, if applicable. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section

262, or, Section 1301, if applicable, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, or, Section 1301, if applicable, then the rights of such holder under Section 262, or, Section 1301, if applicable, shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Section 2.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)    Options, Purchase Rights and Warrants.

(i)    At the Effective Time, the Company’s 1997 Stock Option Plan and 2001 Nonstatutory Stock Option Plan and options outstanding under such plans shall be assumed by Parent in accordance with, and to the extent provided in Section 5.8 hereof. Outstanding rights to purchase shares of Company Common Stock under the Company’s 2000 Employee Stock Purchase Plan shall be exercised on the day immediately prior to the Effective Time and the plan shall terminate in accordance with Section 4.3 hereof.

(ii)    At the Effective Time, the (i) Warrant to Purchase Common Stock of Virage, Inc. issued to MLB Advanced Media, L.P. to purchase 200,000 shares of Company Common Stock and (ii) the Warrant to Purchase Common Stock of Virage, Inc. issued to JRT Investment Company to purchase 200,000 shares of Company Common Stock (collectively, the “Warrants”) shall be assumed by Parent as provided therein and the respective holders of the Warrants shall thereafter have the right to receive upon exercise of the Warrants and payment of the applicable exercise price, a payment in cash equal to the Merger Consideration for each share of Company Common Stock with respect to which the Warrants are exercised. The Warrants shall be exercised in accordance with the terms of each of the respective Warrants and shall terminate in accordance with the terms thereof. Following the Effective Time, the holder of the Warrants shall not have any right to receive Company Common Stock or Parent Common Stock.

2.2    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration. On or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent cash in the amount of the Total Merger Consideration, subject to Section 2.2(c) hereof. Subject to Section 2.2(e) hereof, pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding prior to the Effective Time cancelled in the Merger and such cash shall not be used for any other purposes; provided, however, that any cash deposited with the Paying Agent which has not been distributed pursuant to Section 2.2(b) hereof on or prior to the date which is one year after the Effective Time shall be turned over to Parent; and provided, further, that any and all interest earned at any time on the cash deposited with the Paying Agent shall inure to the benefit of, and belong to, Parent.

(b)    Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Agent or Parent for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Subject to Section 2.2(c) hereof, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c)    Treatment of Unvested Shares. Notwithstanding the payment provisions of Section 2.2(b), any Merger Consideration payable with respect to shares of Company Common Stock that were acquired upon exercise of an option under a Company stock option plan and were, immediately prior to the Effective Time, unvested and subject to the Company’s right to repurchase any such shares which remain unvested at the time of the optionee’s termination of service, shall be held in escrow by Parent. Such Merger Consideration shall vest in accordance with the same vesting schedule applicable to the shares of Company Common Stock to which the payment relates. Within ten (10) Business Days following the end of each calendar quarter, Parent shall distribute any Merger Consideration that has vested during the preceding quarter. Notwithstanding the right to receive the Merger Consideration under Section 2.2(b) or the foregoing provisions of this Section 2.2(c), in the event of the optionee’s termination of service prior to the time the optionee would have fully vested in the shares of Company Common Stock that were converted into the Merger Consideration held in escrow in accordance with the foregoing provisions of this Section 2.2(c), then no Merger Consideration shall be paid with respect to any such shares that would have been unvested at the time of such termination (the “Unvested Shares”), and Parent shall instead pay the optionee the lesser of (i) the aggregate exercise price paid for such Unvested Shares and (ii) the Merger Consideration payable with respect to such Unvested Shares. The Company shall require any optionee who exercises an Option for unvested shares prior to Closing to execute an agreement, in form and substance satisfactory to Parent, to reflect the foregoing provisions relating to the payment due upon termination of service.

(d)    No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(e)    No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration.

(g)    Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provisions of any other Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article 3 (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where such disclosure is clearly applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

(a)    Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than (i) in any jurisdiction that does not recognize the concept of good standing, and (ii) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and By-laws, in each case as amended to the date hereof and (ii) all the existing written consents and minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors held since its initial public offering with respect to the Company and since its incorporation or organization with respect to its Subsidiaries. There are no decisions or resolutions of the stockholders, Board of Directors or committees of the Board of Directors of the Company, other than as disclosed in the minutes and written consents that have been delivered or Made Available to Parent.

(b)    Subsidiaries. Section 3.1(b) of the Disclosure Schedule sets forth (i) a list of the Subsidiaries of the Company, (ii) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (iii) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”). Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and By-laws (or other organizational documents), and the minutes of the meetings of the stockholders and Board of Directors of each Subsidiary of the Company have been delivered or Made Available to Parent.

(c)    Capital Structure.

(i)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 2,000,000 shares of Company Preferred Stock that are authorized for issuance, 200,000 shares have been designated as Series A Preferred Stock and have been reserved for issuance under the Company’s Amended and Restated Rights Agreement, dated as of August 28, 2002, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”). As of the date hereof, (A) 21,256,015 shares of Company Common Stock are issued and outstanding, (B) no shares of Company Common Stock are issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury. The Company has delivered to Parent a true, complete and correct schedule setting forth the number of shares of Company Common Stock held by each registered holder thereof as of June 18, 2003, and since such date the Company has not issued any securities (including derivative securities) except for any shares of Company Common Stock issued upon exercise of Options under the 1997 Stock Plan and 2001 Stock Plan, Warrants or purchase rights under the ESPP, in each case, outstanding prior to such date.

(ii)    As of the date of this Agreement and regarding options, stock appreciation rights or any other awards which grant a right to purchase shares of Company Common Stock (“Options”):

(A)    The Company has reserved 2,055,360 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company’s 1995 Stock Option Plan (the “1995 Stock Plan”), of which 1,388,667 shares have been issued pursuant to option exercises. In December 1997, the Company adopted the 1997 Stock Plan (as defined below) and terminated the 1995 Stock Plan. Following such termination, no additional options were granted under the 1995 Stock Plan, and all outstanding, unexercised options remained outstanding pursuant to the terms thereof, and if cancelled, the shares subject to such options became available for grant pursuant to the 1997 Stock Plan. As of July 9, 2003, 21,750 shares are subject to outstanding, unexercised options under the 1995 Stock Plan.

(B)    the Company has reserved 10,744,750 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company’s 1997 Stock Option Plan (the “1997 Stock Plan”), of which (i) 1,802,084 shares have been issued pursuant to option exercises, of which 103,947 shares have been repurchased by the Company, (ii) 6,639,889 shares are subject to outstanding, unexercised options, and (iii) 2,406,724 shares are available for issuance thereunder;

(C)    the Company has reserved 900,000 shares of Common Stock for issuance to employees and consultants who are not officers and directors of the Company pursuant to the Company’s

2001 Nonstatutory Stock Option Plan (the “2001 Stock Plan”), of which 3,124 shares have been issued pursuant to option exercises, 763,895 shares are subject to outstanding, unexercised options, and 132,981 shares are available for issuance thereunder; and

(D)    the Company has reserved 2,300,000 shares of Company Common Stock for issuance to employees under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP” and, collectively with the 1997 Stock Plan and the 2001 Stock Plan, the “Stock Plans”, and each, a “Stock Plan”), of which 557,820 shares have been issued pursuant to the exercise of purchase rights and 1,742,180 shares are available for issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on May 1, 2003 and will end on the day immediately prior to the Effective Time, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 287,500 shares of Company Common Stock may be purchased under the current Offering Period under the ESPP on the final purchase date thereunder which is to occur on the day immediately prior to the Effective Time.

(E)    Section 3.1(c)(ii)(E) of the Disclosure Schedule lists, with respect to each Option then outstanding, the holder of the Option and the relationship of the holder to the Company (whether director, employee, officer or independent consultant), the number of shares of Company Common Stock subject to such Option, the status of such Option under Code Section 422, and the exercise price per share, date of grant, exercise or vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement. On the Closing Date, the Company shall deliver to Parent an updated list of such information current as of such date. The Company has delivered or Made Available to Parent true, complete and correct copies of all Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No consent of the holders of the Options (or participants in the ESPP), stockholders or otherwise is required in connection with the actions contemplated by Section 4.3 or Section 5.8.

(iii)    All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, By-laws or any Contract to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(iv)    The Company Common Stock and the Preferred Stock Purchase Rights under the Rights Agreement constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(v)    Except as set forth in Section 3.1(c)(v) of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, except for the Voting Agreements, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(vi)    Except as described in this Section 3.1(c), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.1(c), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(vii)    The Board of Directors of the Company has taken all action necessary in order to render the Rights Agreement and the Rights (as such term is defined in the Rights Agreement) inapplicable to the Merger and the other transactions contemplated by this Agreement with the effect that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) has occurred or will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (B) neither Parent nor Merger Sub has become or will be an “Acquiring Person” (as such term is defined in the Rights Agreement) solely as a result of entering into, performing the terms of or consummating the transactions contemplated by this Agreement or the Voting Agreements and (C) the Rights Agreement will otherwise be inapplicable to Parent and Merger Sub while this Agreement is in effect with respect to performing the terms of or consummating the transactions contemplated by this Agreement or the Voting Agreements.

(d)    Authority; Noncontravention.

(i)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii)    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Stockholders Meeting, voting as a single class, at the Stockholders Meeting in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger. The affirmative vote of the holders of any class or series of the Company’s capital stock, voting as a single class or otherwise, is not necessary to approve any transaction contemplated by this Agreement (other than the adoption of this Agreement).

(iii)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (the “Board Approval”) (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) declaring that this Agreement is fair to the Company and its stockholders, (D) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 5.1(b) and (E) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.2(a).

(iv) Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation or By-laws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written, that has not been terminated or which contains any continuing obligation or liability of the Company or a third party (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that could not reasonably be expected to have a Material Adverse Effect on the Company.

(v)    Except as set forth in Schedule 3.1(d)(v) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign

(whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (A) the filing of any applicable filings and approvals under foreign antitrust or competition laws and regulations, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval by the Company’s stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (C) any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

(vi)    Assuming the veracity of Section 3.2(g), the Board Approval referred to in Section 3.1(d)(iii) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or California (“Takeover Statutes”) (other than Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

(e)    SEC Documents; Financial Statements.

(i)    The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since June 27, 2000, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents, including all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading.

(ii)    The financial statements of the Company for the fiscal year ended March 31, 2003 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

(iii)    Except as set forth in the Company Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any SEC Financial Statements that are not disclosed, reflected or reserved against in such SEC Financial Statements, except for such liabilities and obligations (A) that have been incurred since March 31, 2003 in the Ordinary Course of Business, and (B) that could not reasonably be expected to have a Material Adverse Effect on the Company.

(iv)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s financial statements.

(v)    Except as disclosed in the Company Financial Statements, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries and there are no guarantees by the Company or any of its Subsidiaries of indebtedness of third parties for borrowed money.

(vi)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to material assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; the chief executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder by the SEC (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; the Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(f)    Absence of Certain Changes or Events. Since March 31, 2003 and except as set forth in Section 3.1(f) of the Disclosure Schedule and for the transactions provided for herein, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been: (A) any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company; (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries or the issuance of any options, warrants, calls, or rights to acquire such shares or securities; (D) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exercise of outstanding Options or Warrants); (E) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant (1) of any increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, or (2) of the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by law); (F) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable law; (G) any material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund; (H) any revaluation of the Company’s or any of its Subsidiaries’ material assets; or (I) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

(g)    Absence of Litigation; Investigations. Except as disclosed in Section 3.1(g) of the Disclosure Schedule, there are no claims, actions, suits, proceedings or, to the Knowledge of the Company, governmental investigations, inquiries or subpoenas (i) pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (iii) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, judgment, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(h)    Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities which are necessary to the lawful operation of the respective business of the Company and its Subsidiaries (the “Permits”), except where the failure to hold such Permits could not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations, judgments and decrees, except where the failure so to maintain such Permits or so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of the Permits or any such statutes, laws, ordinances, rules, or regulations.

(i)    Contracts.

(i)    Except for Contracts filed as exhibits to the Company SEC Documents, there are no Contracts that were required to be filed as an exhibit to those Company SEC Documents under the Exchange Act and the rules and regulations promulgated thereunder. The Company has delivered or Made Available to the Parent true and complete copies, of:

(A)    all Contracts of the Company or any of its Subsidiaries made in the Ordinary Course of Business involving payments by or to the Company or its Subsidiaries in excess of $250,000;

(B)    all Contracts or legally binding commitments of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Parent or any of its Subsidiaries) to compete with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services and such Contracts are set forth in Section 3.1(i)(i)(B) of the Disclosure Schedule;

(C)    all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services has terminated, and other than those Contracts that are required to be disclosed pursuant to 3.1(i)(i)(D) below;

(D)    all employment, consulting, bonus, compensation, severance, or retention agreements or arrangements or similar agreements or arrangements or understandings (whether oral or written) of the Company or any of its Controlled Group Members other than offer letters, employment agreements or consulting agreements providing solely for at will employment and containing no right to severance benefits except as required by applicable law) and a list of all such Contracts is set forth in Section 3.1(i)(i)(D) of the Disclosure Schedule;

(E)    all Contracts of the Company or any Subsidiary of the Company pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property (as defined below) of the Company;

(F)    all Contracts of the Company or any Subsidiary pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property (as defined below) of any third person and a list of all such Contracts is set forth in Section 3.1(i)(i)(F) of the Disclosure Schedule;

(G)    all Contracts containing “standstill” or similar provisions and a list of all such Contracts is set forth in Section 3.1(i)(i)(G) of the Disclosure Schedule;

(H)    all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party and a list of all such Contracts is set forth in Section 3.1(i)(i)(H) of the Disclosure Schedule;

(I)    all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person; and

(J)    all powers of attorney and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements.

(ii)    Each Contract or agreement referenced in Sections 3.1(i)(i)(A) through (I) above (notwithstanding any disclosures contained in Sections 3.1(i)(i)(A) through (I) of the Disclosure Schedule) and each Contract or agreement disclosed in the Disclosure Schedule is in full force and effect (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or each Subsidiary, as applicable, and the Company or its Subsidiaries, as applicable, have performed all of their material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which could not reasonably be expected to have a Material Adverse Effect on the Company.

(j)    Breach of Contract. The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach in any of the Contracts referenced in Sections 3.1(i)(i)(A) through (I) above and, except as set forth in Section 3.1(j) of the Disclosure Schedule, no approval or consent of any other party to any of such Contracts (including any real or personal property leases) is required in order for those Contracts to continue in effect after the consummation of the Merger.

(k)    Absence of Changes in Benefit Plans; Employment Matters.

(i)    Since December 31, 2002, there has not been any adoption or amendment in any material respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) of:

(A)    any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, “Equity Benefit Plans”);

(B)    any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(together, “ERISA Benefit Plans”); or

(C)    any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (together, “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member. Except as set forth in Section 3.1(k)(i) of the Disclosure

Schedule, (i) each of the employees of the Company and any Controlled Group Member is employed at will, (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, and (iii) there exist no agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.

(ii)    Section 3.1(k)(ii) of the Disclosure Schedule sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the plans, programs, Contracts or arrangements listed in Section 3.1(k)(ii) of the Disclosure Schedule, including all amendments thereto, have been delivered or Made Available to Parent.

(l)    Labor Matters.

(i)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

(ii)    Set forth on Section 3.1(l)(ii) of the Disclosure Schedule are the names, hire dates and titles, employer name, locality of residence (city or town, state or province, and country) of all of the Company’s and its Subsidiaries’ employees as of June 20, 2003 together with a statement of the full amount paid or payable to each such person in respect of such year, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since March 31, 2003. Except as set forth on Section 3.1(l)(ii) of the Disclosure Schedule, no person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

(m)    Employee Benefit Matters. Set forth in Section 3.1(m) of the Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director, as well as (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, agreements representing awards (including stock options) granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof. In addition:

(i)    each Benefit Plan has been operated and administered in compliance with its terms in all material respects;

(ii)    each Benefit Plan complies in all material respects, as applicable, with requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable laws;

(iii)    each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and nothing has occurred that could adversely affect such qualified status;

(iv)    neither the Company nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code);

(v)    no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(vi)    Each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(vii)    all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(viii)    other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan, or, to the Knowledge of the Company, any circumstances which might give rise to any such action, suit or claim;

(ix)    all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed;

(x)    neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder;

(xi)    except as disclosed in Section 3.1(m)(xi) of the Disclosure Schedule, no payment or benefit which will or may be made to any employee will be characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code); and

(xii)    No Benefit Plan exists that is maintained outside of the United States.

(n)    Taxes.

(i)    Each of the Company and its Subsidiaries has filed or caused to be filed on a timely basis all local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it and has paid all taxes, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (each, a “Tax” and collectively, “Taxes”) with respect to the periods covered by such Tax Returns (whether or not reflected thereon or yet due and payable or assessed). All Tax Returns filed by or on behalf of the Company and its Subsidiaries are true, complete and correct. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(ii)    Except as set forth in Section 3.1(n)(ii) of the Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has incurred any material Tax liability other than in the Ordinary Course of Business. No deficiency in Taxes of the Company or any of its Subsidiaries for any period has been asserted by any taxing authority which remains unpaid at the date hereof. No Tax Returns of the Company or any of its Subsidiaries have ever been audited. No inquiries or notices have been received by the Company or any of its Subsidiaries from a taxing authority with respect to possible claims for Taxes which have not been resolved and paid prior to the date hereof, and neither the Company nor any of its Subsidiaries has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. Neither the Company nor any of its Subsidiaries has agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company’s or any of its Subsidiaries’ Tax Returns pending or, to the Knowledge of the Company, threatened. The Company has delivered or Made Available to Parent true and complete copies of all income (or franchise) Tax Returns filed by it and any of its Subsidiaries for the past three financial years. Neither the Company nor any of its Subsidiaries is, or has been, the common parent or a member of any affiliated group of corporations filing a consolidated income Tax Return (other than a group the common parent of which was the Company) and is not a party to any Tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party.

(iii)    Adequate accruals and reserves have been made in the Company Financial Statements and the books and records of the Company and its Subsidiaries for the payment of all unpaid local, foreign and other Taxes of the Company and its Subsidiaries for all periods through the respective dates thereof, whether or not yet due and payable and whether or not disputed by the Company or any of its Subsidiaries, and nothing has occurred subsequent to the dates of such Company Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves inadequate.

(iv)    Except as set forth in Section 3.1(n)(iv) of the Disclosure Schedule, the Company has not been liable for the payment of interest, penalties, or fines in relation to Taxes during the past five years.

(v)    Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their Federal income tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax liability within the meaning of Code Section 6662.

(o)    Title to Properties.

(i)    Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used in the conduct of its respective businesses and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(o) of the Disclosure Schedule, all such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that could not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)    Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(p)    Intellectual Property.

(i)    Section 3.1(p)(i) of the Disclosure Schedule lists all registered and material unregistered trademarks and applications therefor, trade names, service marks, registered copyrights and applications therefor, patents and patent applications, if owned by or licensed to the Company or any of its Subsidiaries and indicating whether owned by or licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights held by the Company or any of its Subsidiaries are valid and subsisting.

(ii)    Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, and solely with respect to that which is owned by the Company or its Subsidiaries free and clear of any Liens (including any third party distribution rights and reproduction rights), all Intellectual Property used or deemed necessary by the Company to carry on its business as currently conducted or currently proposed to be conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted or currently proposed to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products and technology and the performance of services.

(iii)    Except with respect to unpublished patent applications, foreign patents, and foreign patent applications of third parties, and unregistered trademarks of third parties, in respect of which the Company represents and warrants only to its Knowledge, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person. Except as disclosed in Section 3.1(p)(iii) of the Disclosure Schedule, (A) none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is there a reasonable basis for any such claim, (B) none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved, (C) to the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party, and to the Knowledge of the Company there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(iv)    Except as set forth on Section 3.1(p)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was owned by the Company or any Subsidiary and is necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, to any third party.

(v)    There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any party (other than salaries and sales commissions payable to employees in the ordinary course of business) as a result of the ownership, use, possession, development, license-in, sale, marketing, advertising or other disposition of any Intellectual Property that is necessary for the conduct of the business of the Company or any Subsidiary as currently conducted or currently proposed to be conducted, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(vi)    Section 3.1(p)(vi) of the Disclosure Schedule contains a list of each current or former employee or consultant of the Company and its Subsidiaries who has not executed the Company’s standard form confidentiality agreement and ownership of invention agreement, each in the form delivered or Made Available to Parent. Each of the Company and its Subsidiaries has taken all reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries.

(vii)    “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (E) Software, (F) internet domain names, and (G) moral rights, publicity rights, customer lists.

(q)    Software.

(i)    The Software owned or purported to be owned by the Company or any of its Subsidiaries, was either (A) developed by employees of the Company or its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (C) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii)    Such Software does not contain any programming code, documentation or other material or development environments that embody Intellectual Property rights of any Person other than the Company or its Subsidiaries, except for such materials or development environments obtained by the Company or its Subsidiaries from (A) third parties pursuant to valid licenses or other agreements or (B) other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.

(iii)    The source code of any of the Company’s Software and the data associated therewith have not been licensed or otherwise provided (including, without limitation, pursuant to an escrow arrangement) to another Person, and have been safeguarded and protected as confidential and proprietary Company information.

(iv)    Section 3.1(q)(iv) of the Disclosure Schedule lists all software or other material that is made generally available to the public, under license (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and any other similar “free software” or “open source” licenses) without requiring the payment of any fees or royalties (“Open Source Materials”) used by Company or its Subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or its Subsidiaries). Neither Company nor any of its Subsidiaries have (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Software of the Company; (B) distributed Open Source Materials in conjunction with any Software of the Company; or (C) used Open Source Materials that create, or purport to create, obligations for Company or its Subsidiaries with respect to Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

(r)    Environmental Matters.

(i)    Each of the Company and its Subsidiaries possesses in full force and effect all material Environmental Permits necessary to conduct its businesses and operations as now being conducted. None of the Company or its Subsidiaries has been notified by any Governmental Entity that any Environmental Permits will be modified, suspended or revoked.

(ii)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. None of the Company or its Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law.

(iii)    There are no past or pending or, to the Knowledge of the Company, threatened material Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim.

(iv)    There have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries, predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(v)    Neither the Company nor any of its Subsidiaries, predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

(vi)    There are no (A) underground storage tanks, active or abandoned, (B) polychlorinated biphenyl containing equipment or (C) asbestos containing material within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(vii)    There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or Made Available to Parent.

(viii)    For purposes of this Agreement, the following defined terms shall apply:

(A)    “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(B)    “Environmental Laws” means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment or human health;

(C)    “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(D)    “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(E)    “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

(s)    Assets in Good Condition. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are in good operating condition and in a state of good maintenance and repair having regard to the use to which such assets are put and the age thereof.

(t)    Insurance. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Section 3.1(t) of the Disclosure Schedule lists all the insurance policies (including all directors and officers liability insurance policies) held by the Company or any of its Subsidiaries. The Company Financial Statements accurately reflect the current premiums that have been paid with respect to such insurance policies. Neither the Company nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no reason to believe that any of the insurance policies listed in Section 3.1(t) of the Disclosure Schedule will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. The Company has delivered or Made Available to Parent true and complete copies of all of such insurance policies.

(u)    Non-Arm’s Length Transactions. Except as disclosed in the Proxy Statements of the Company included in the Company SEC Documents:

(i)    Neither the Company nor any of its Subsidiaries has made any payment or loan (which is currently outstanding) to, or borrowed any monies from or is or has become otherwise indebted to, any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or any Affiliate of any of the foregoing, except for usual compensation paid in the Ordinary Course of Business;

(ii)    Except for Contracts made solely between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company, and except for Contracts of employment or relating to severance or change of control payments, neither the Company nor any of its Subsidiaries is a party to any Contract with any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or any Affiliate of any of the foregoing; and

(iii)    No event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

(v)    No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company.

(w)    Opinion of Financial Advisor. The financial advisor of the Company, Broadview International LLC, has delivered to the Company an opinion dated as of the date of this Agreement to the effect that as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

(x)    Brokers; Schedule of Fees.

(i)    No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Broadview International LLC, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or Made Available to Parent a complete and correct copy of all agreements between the Company and Broadview International LLC pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

(ii)    Section 3.1(x)(ii) of the Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Broadview International LLC and of the Company’s legal counsel and accountants).

(y)    Notes and Accounts Receivables. All notes and accounts receivables of the Company and its Subsidiaries shown on the balance sheet dated March 31, 2003 included in the Company Financial Statements, or thereafter acquired by the Company and its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the Ordinary Course of Business to date, which adjustment, if any, is disclosed in Section 3.1(y) of the Disclosure Schedule. No note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or set off which if successful could reasonably be expected to have a Material Adverse Effect on the Company.

(z)    Customers. Section 3.1(z) of the Disclosure Schedule lists the names of all of the Company’s and its Subsidiaries’ customers (i) with whom or which the Company or its Subsidiaries has done business since June 30, 2000, and who have contributed at least $250,000 in revenues to the Company or its Subsidiaries during any fiscal period since June 30, 2000, together with the amount of such business in the Company’s or its Subsidiaries’ current fiscal year through March 31, 2003, and (ii) from whom or which the Company or its Subsidiaries has received at least $250,000 in revenues during the three fiscal years ended March 31, 2003, and which has, to the Knowledge of the Company, materially reduced using or ceased using the Company or its Subsidiaries for services along with a description of any reason provided to the Company why such customer terminated or reduced its business relationship with the Company or its Subsidiaries. Except as set forth in Section 3.1(z) of the Disclosure Schedule, the Company has no Knowledge that any such customer has terminated or expects to terminate a material portion of its normal business with the Company or its Subsidiaries as a result of the transaction contemplated in this Agreement or for any other reasons.

(aa)    Corporate Records and Designations. Section 3.1(aa) of the Disclosure Schedule sets forth (a) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the employee Benefit Plans or related trusts; (c) the names of all persons having powers of attorney from the Company or its Subsidiaries and a statement of the terms thereof; and (d) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

(bb)    Immigration Matters. The Company and its Subsidiaries have complied with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the

Company or its Subsidiaries are permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274(A) of the Immigration Act.

(cc)    Completeness of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by the Company in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which the statement was made, not misleading.

3.2    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date, except where another date is specified:

(a)    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)    Authority; Noncontravention.

(i)    Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii)    The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under any provision of (A) the Memorandum and Articles of Association of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, or Liens that could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or the compliance with the provisions hereof, except for (A) the filing of any applicable filings and approvals under foreign antitrust or competition laws and regulations, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(d)    Brokers. Except for a fee owing by Parent to Deutsche Bank Securities, no broker, investment banker, financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

(e)    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

(f)    Financing. Parent has all the funds necessary to pay the Total Merger Consideration.

(g)    Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

(h)    Completeness of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by Parent or Merger Sub in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which the statement was made, not misleading.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Conduct of Business. Except as otherwise expressly provided in this Agreement, or as set forth in Schedule 4.1 attached hereto, between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries, (i) to operate their respective businesses in the Ordinary Course of Business and with no less diligence and effort than would be applied in the absence of this Agreement, (ii) to comply with all applicable laws, rules and regulations, in all material respects, and (iii) to use all commercially reasonable efforts to preserve intact their assets, properties, Contracts and licenses of their current business organization, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with them with the intention that their goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, as set forth in Schedule 4.1 hereto or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), prior to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(b)    purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities;

(c)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d)    issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options or Warrants outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, as a result of the exercise of outstanding purchase rights under the ESPP or as a result of the transactions contemplated hereby);

(e)    amend or propose to amend its Certificate of Incorporation or By-laws (or similar organizational documents);

(f)    directly or indirectly, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or capital stock of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (ii) any assets, other than inventory or immaterial assets in each case in the Ordinary Course of Business;

(g)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h)     directly or indirectly, sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, except in the Ordinary Course of Business;

(i)    (i)    repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings incurred in the Ordinary Course of Business or transactions between the Company and Parent or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j)    incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, except in the Ordinary Course of Business;

(k)    pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business as required by applicable law, rule, regulation, order or decision or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Company Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Company Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business, or waive any material benefits of, or agree to modify in any adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(l)    enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any material Contract to which the Company or any Subsidiary thereof is a party;

(m)    (i)    except as otherwise contemplated by this Agreement or as required to comply with applicable law, rule or regulation or any Contract or Benefit Plans existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;

(n)    hire any additional employees or retain any additional consultants, materially increase the compensation of any employees, officers or consultants or enter into any employment or consulting agreements; provided, however, that the Company may hire employees for the sole purpose of replacing employees who have been terminated or have terminated their employment on terms and conditions (including compensation) which are the same, in all material respects, as the terms and conditions of the employees being replaced;

(o)    maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(p)    take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement becoming untrue, or (ii) any condition to the Merger set forth in Article 6 not being satisfied; provided, however, nothing contained in this clause (p) shall preclude or prohibit the Company from exercising its rights under Section 4.2;

(q)    except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(r)    make or revoke or otherwise modify any Tax election (including any election pertaining to net operating losses) or settle or compromise any Tax liability, or change or make a request to any taxing authority to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(s)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including, without limitation, any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(t)    compromise or settle any suit, claim, action, investigation or proceeding;

(u)    effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; and

(v)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding Section 4.1 hereof, between the date hereof and the Effective Time, the Company may, after providing notice to Parent in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.

4.2    No Solicitation by the Company.

(a)    The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly:

(i)    solicit, initiate or knowingly encourage, or take any action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with any Takeover Proposal;

provided, however, that at any time prior to obtaining Stockholder Approval, the Company may, in response to a bona fide unsolicited Takeover Proposal that did not occur subsequent to or in connection with a breach of this Section 4.2(a), and subject to compliance with this Section 4.2:

(X)    furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to the Company than the Confidentiality Agreement, provided that all of such information not previously supplied to Parent is provided to Parent on a substantially concurrent basis; and

(Y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal,

if (1) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, (2) the Board of Directors of the Company determines that such Takeover Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal taking into account any changes to the terms and conditions of this Agreement that may have occurred after the three (3) Business Day period described below), and (3) the Company provides Parent with at least three (3) Business Day’s prior notice that it intends to engage in any of the actions contemplated in clauses (X) and (Y) above, identifying the Superior Proposal and the parties thereto and delivering an accurate description of all material terms of the Superior Proposal. During such three (3) Business Day period, the Company shall negotiate with, and shall cause the legal counsel of the Company to negotiate with, Parent to attempt to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(a) by any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2(a) by the Company. The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) ten percent (10%) or more of the assets, properties or business of the Company or its Subsidiaries, or (ii) five percent (5%) or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The term “Superior Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company or its Subsidiaries or (ii) 50% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, that the Board of Directors determines in good faith, after receipt of advice from the Company’s independent financial advisors of nationally recognized reputation (who may be Broadview International LLC), is more favorable to the Company’s stockholders from a financial point of view than the Merger (or if applicable, any proposal by Parent to amend the terms of this Agreement), taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and all financial, regulatory, legal and other aspects of such proposal; provided, however, that a Superior Proposal shall not include a Takeover Proposal which includes financing required to consummate the proposal that is not committed.

The terms of this paragraph shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its unanimous recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

(b)    In addition to the obligations of the Company set forth in Section 4.2(a), the Company shall promptly, but in no event later than twenty-four (24) hours, advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Takeover Proposal.

(c)    The Company shall (i) immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal and (ii) take all steps necessary to ensure that any information that may be exchanged after the date hereof shall be subject to the terms and conditions of this Agreement.

4.3    ESPP.    All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of this Agreement. The Company shall cause the ESPP to terminate with such purchase, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

4.4    Rights Agreement.    Except as expressly provided in this Agreement, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

4.5    Employee Benefit Matters.

(a)    Unless Parent delivers written notice to the Company no later than five business days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

(b)    As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time with substantially similar types and levels of ERISA Benefit Plans as those provided to similarly situated employees of Parent. With regard to any Equity Benefit Plan and any ERISA Benefit Plan for which service with the Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its Equity Benefit Plans and ERISA Benefit Plan to treat the service of such employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Such service is listed, for each affected employee, in Schedule 4.5(b) attached hereto. Parent shall use commercially reasonable efforts to provide that no such employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plans shall be excluded from the Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent’s Equity Benefit Plans and ERISA Benefit Plan.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1    Preparation of the Proxy Statement; Stockholders Meeting; Other Board Actions

(a)    As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after all such SEC comments have been resolved. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall consult with Parent as to the timing of the filing and mailing of the Proxy Statement or any related responses to the SEC.

(b)    The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger, in all cases subject to its rights under Section 4.2(a). The Company shall cause the Stockholders Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.2(a). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.1(b) to take actions to and hold the Stockholders Meeting for the purpose of obtaining Stockholder Approval shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal.

(c)    The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(d)    The Company may retain an agent, on terms or conditions acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Stockholders Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 7.1(c) hereof or any termination pursuant to which a Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five days of a written request by the Company for reimbursement.

(e)    The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

(f)    Nothing in this Agreement shall prevent the Board, either before or after the Company has filed or mailed the Proxy Statement, from withdrawing, amending, changing or modifying its recommendation in favor of the Merger at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders where the Board determines in good faith, after consultation with its legal advisors, that its failure to do so could reasonably be determined to constitute a breach of its fiduciary duties under applicable law.

5.2    Access to Information; Confidentiality.    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Mutual Nondisclosure Agreement dated May 8, 2003 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, each of the Parties hereto (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure.

5.3    Further Actions.    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all commercially reasonable acts necessary to cause the conditions in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 4.2.

5.4    Takeover Statutes.    Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

5.5    Fees and Expenses.

(a)    Subject to Section 5.5(c), all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the SEC the Proxy Statement and any amendments or supplements thereto.

(b)    In the event (i) this Agreement is terminated pursuant to Section 7.1(b)(i), 7.1(b)(iii), or 7.1(c) and at or prior to such termination (w) Parent and Merger Sub shall not have breached this Agreement in any material respect, (x) a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention has not been withdrawn, and (z) within six (6) months following the termination of this Agreement a Takeover Proposal is consummated, (ii) Parent terminates this Agreement pursuant to Section 7.1(d), or (iii) the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent a fee in the amount $1,250,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.

(c)    The Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement (including without limitation fees and expenses of Parent’s counsel, accountants and financial advisors), upon the termination of this Agreement (i) by Parent pursuant to Section 7.1(c) or 7.1(d) or (ii) by the Company pursuant to Section 7.1(f); provided, however, that in the event a Termination Fee is payable pursuant to Section 5.5(b), the aggregate amount of fees and expenses payable by the Company pursuant to this Section 5.5(c) shall be limited to $350,000.

(d)    In case of termination of this Agreement (i) by the Company or Parent pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(c), the Termination Fee, if applicable, shall be paid by the Company upon consummation of the transaction contemplated by the applicable Takeover Proposal, and, in the case of termination of this Agreement pursuant to Section 7.1(c), the fees and expenses of Parent shall be paid within two Business Days of such termination, (ii) by the Company pursuant to 7.1(f), the Termination Fee shall be paid by the Company prior to or upon the termination, and the fees and expenses of Parent shall be paid within two Business Days of such termination, (ii) by Parent pursuant to Section 7.1(d), the Termination Fee, if applicable, and any fees and expenses of Parent shall be paid by the Company within two Business Days after such termination. The Company acknowledges that the agreements contained in this Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amounts due pursuant to this Section 5.5 pursuant to the terms herein, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.5, the Company shall pay to Parent interest on the amounts set forth in this Section 5.5 at a rate per annum equal to the lesser of (i) eight percent (8%) per annum, and (ii) the maximum non-usurious rate of interest, as in effect from time to time, which may be collected under applicable law.

5.6    Public Announcements.    Unless otherwise required by applicable law, rule or regulation, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

5.7    Director’s and Officer’s Insurance and Indemnification.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company’s Certificate of Incorporation or By-laws or in any other indemnification agreements between the Company and such individuals that are in effect prior to the date hereof and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts existing or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an aggregate amount as set forth on Schedule 5.7(b), which amount equals 250% of the current aggregate annual premiums paid by the Company for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation during such six (6)-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

(c)    The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise; provided, however, that no director or officer shall be entitled to any of the benefits provided under this Section 5.7 in the event that, in a final, non appealable judgment, a court of competent jurisdiction determines that such director or officer engaged in fraud or other willful misconduct in negotiating, executing or delivering this Agreement.

5.8    Stock Plans.

(a)    At the Effective Time, the Stock Plans (other than the ESPP) and each Option which is outstanding thereunder immediately prior to the Effective Time (whether or not then vested or exercisable) shall, subject to Schedule 5.8(a), be assumed by Parent. Each such Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Stock Plans and the stock option agreements, immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Section 5.8 of the Disclosure Schedule, neither the Merger nor the transactions contemplated by this Agreement will terminate any of the outstanding Options under the Stock Plans or accelerate the exercisability or vesting of such Options or the Parent Ordinary Shares which will be subject to those Options upon Parent’s assumption of the Options in the Merger. It is the intention of the parties that the Options so assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such Options qualified as incentive stock options prior to the Effective Time.

(b)    For purposes of this Agreement, (i) “Option Exchange Ratio” shall be equal to the quotient obtained by dividing the Merger Consideration by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the average closing selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange for the ten (10) trading days preceding the Closing Date (as converted to U.S. Dollars at the Currency Exchange Rate as quoted in the New York edition of The Wall Street Journal on the Effective Date).

(c)    Any shares of Company Common Stock acquired upon exercise of an option under a Stock Plan which were unvested immediately prior to the Effective Time shall be exchanged for a right to receive the Merger Consideration subject to the provisions of Section 2.2(c) hereof.

(d)    For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

ARTICLE 6

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Company Stockholder Approval.    Stockholder Approval shall have been obtained.

(b)    No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

6.2    Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Company shall have obtained any authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement, except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the Merger.

(d)    No Material Adverse Effect. No event, change or effect, individually or in the aggregate, with respect to the Company or its Subsidiaries, has occurred which would have or would reasonably be expected to have, a Material Adverse Effect on the Company.

(e)    Appraisal Shares. No more than ten percent (10%) of the outstanding shares of Company Common Stock shall be Appraisal Shares.

(f)    Other Deliveries. The Company and others contemplated by Section 1.2(b), as the case may be, shall have delivered all of the required Closing deliveries set forth in Section 1.2(b).

6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer, chief financial officer or senior vice president of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer, chief financial officer or senior vice president of Parent to such effect.

(c)    Consents. Parent shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated by October 31, 2003 (the “End Date”);

(ii)    if any Legal Restraint set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

(iii)    if Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor;

        provided that no Party may terminate this Agreement pursuant to this Section 7.1(b) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

(c)    by Parent if the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become untrue which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (B) cannot be or has not been cured within ten (10) days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement);

(d)    by Parent if (a) the Company or any of its Subsidiaries or any of their representatives fail to comply in any material respect with Section 4.2(a) or (b) there shall have occurred a Company Triggering Event; (for purposes of this Agreement, “Company Triggering Event” shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Board Approval in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a Takeover Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Takeover Proposal within ten (10) Business Days after such Takeover Proposal is announced; (vi) the Company enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (excluding any nondisclosure agreement) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal; or (vii) resolves, agrees or proposes publicly to take any such actions in response to such Takeover Proposal.

(e)    by the Company, if Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become untrue, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (B) cannot be or has not been cured within ten (10) days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or

(f)    by the Company if the Company is not in breach of its obligations under Section 4.2 hereof and the Board of Directors of the Company authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, however, (i) the Company shall have received a written opinion, with only customary qualifications, of the Company’s independent financial advisors of nationally recognized reputation (who may be Broadview International LLC) to the effect that, as of the date of such opinion, the consideration to be paid to the Company’s stockholders pursuant to such Superior Proposal is fair, from a financial point of view, to such stockholders and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) unless the Company shall have made the payments required to be made to Parent pursuant to Section 5.5.

7.2    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Sections 5.5(a) and 5.5(b), this Section 7.2 and Article 8; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

7.3    Amendment. This Agreement may be amended by the Parties at any time before or after Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4    Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 7.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

8.2    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to Parent or Merger Sub, to:

Autonomy Corporation plc

Cambridge Business Park

Cowley Road Cambridge

CB4 OWZ

United Kingdom

Facsimile: +44 (0) 1223 448 001

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

Two Palo Alto Square

3000 El Camino Real, Suite 900

Palo Alto, California 94306

Facsimile: (650) 843-4001

Attention: Thomas W. Kellerman, Esq.

(b)    if to the Company, to:

Virage, Inc.

411 Borel Avenue

Suite 100 South

San Mateo, CA 94402

Facsimile: (650) 573-3211

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gray Cary Ware & Freidenrich LLP

2000 University Avenue

East Palo Alto, California 94303-2248

Facsimile: (650) 833-2001

Attention: James M. Koshland, Esq

8.3    Certain Definitions.

(a)    For purposes of this Agreement the following definition shall apply:

(i)    An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii)    “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, England.

(iii)    “Knowledge” of the Company means the knowledge of the executive officers of the Company and each of its Subsidiaries, including those set forth on Schedule 8.3(a)(iii) hereto, after reasonable inquiry and investigation.

(iv)    “Made Available” means that the subject documents were located in the data room organized by the Company in connection with the diligence investigation conducted by Parent.

(v)    “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company Common Stock after the date hereof; (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships or loss of employees), provided that the affected Party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (iv) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately adversely affect the Company or its Subsidiaries, as the case may be); or (v) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(vi)    “Ordinary Course of Business” with respect to the Company means the Company’s ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

(vii)    “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.

(viii)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ix)    “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(b)    In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

Term:	Section:
Agreement	First Paragraph
Appraisal Shares	2.1(d)
Benefit Plans	3.1(m)
Board Approval	3.1(d)(iii)
Certificates	2.2(b)
Certificate of Merger	1.3
Closing	1.2(a)
Closing Date	1.2(a)
Code	3.1(m)(ii)
Company	First Paragraph
Company Common Stock	2.1(a)
Company Financial Statements	3.1(e)(ii)
Company Insiders	5.1(e)
Company Material Breach	7.1(c)
Company Preferred Stock	3.1(c)(i)
Company SEC Documents	3.1(e)(i)
Company Triggering Event	7.1(d)
Confidentiality Agreement	5.2
Contract	3.1(d)(iv)
Controlled Group Member	3.1(k)(i)
Debt Obligations	3.1(i)(i)(I)
Delaware Secretary of State	1.2(b)(ii)
DGCL	Recitals
Disclosure Schedule	3.1
Effective Time	1.3
End Date	7.1(b)(i)
Environmental Claims	3.1(r)(viii)(A)
Environmental Laws	3.1(r)(viii)(B)
Environmental Permits	3.1(r)(viii)(C)
Equity Benefit Plans	3.1(k)(i)(A)

Term:	Section:
ERISA	3.1(m)
ERISA Benefit Plans	3.1(k)(i)(B)
ESPP	3.1(c)(ii)(D)
Exchange Act	3.1(c)(iv)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(v)
Hazardous Materials	3.1(r)(viii)(D)
Immigration Act	3.1(bb)
Intellectual Property	3.1(p)(vii)
Legal Restraints	6.1(b)
Liens	3.1(b)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.1(k)(i)(C)
Open Source Materials	3.1(q)(iv)
Options	3.1(c)(ii)
Option Exchange Ratio	5.8(b)
Parent	First Paragraph
Parent Fair Market Value	5.8(b)
Parent Material Breach	7.1(e)
Patents	3.1(p)(vii)
Paying Agent	2.2(a)
Permits	3.1(h)
Proxy Statement	3.1(d)(v)
Release	3.1(r)(viii)(E)
Rights Agreement	3.1(c)(i)
Sarbanes-Oxley Act	3.1(e)(vi)
SEC	3.1(d)(v)
SEC Financial Statements	3.1(e)(ii)
Section 262	2.1(d)
Section 1301	2.1(d)
Securities Act	3.1(e)(i)
Software	3.1(q)(i)
1997 Stock Plan	3.1(c)(ii)(B)
2001 Stock Plan	3.1(c)(ii)(C)
Stock Plan and Stock Plans	3.1(c)(ii)(D)
Stockholder Approval	3.1(d)(ii)
Stockholders Meeting	5.1(b)
Superior Proposal	4.2(a)
Surviving Corporation	1.1
Takeover Proposal	4.2(a)
Takeover Statutes	3.1(d)(vi)
Tax and Taxes	3.1(n)(i)
Tax Returns	3.1(n)(i)
Termination Fee	5.5(b)
Total Merger Consideration	2.1(c)
Voting Agreements	Recitals

8.4    Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.5    Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Voting Agreements and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article 2, and Section 5.7, are not intended to confer upon any Person other than the Parties any rights or remedies.

8.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.9    Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware State or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware State or (b) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.10    WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

8.11    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

8.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ Dr. Michael R. Lynch

Its:	Chief Executive Officer

VIOLET MERGER SUB, INC.

By:	/s/ Andrew M. Kanter

Its:	Secretary

VIRAGE, INC.

By:	/s/ Paul G. Lego

Its:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)